Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made and entered into effective as January 1, 2026 (the “Effective Date”), by and between Super League Enterprise, Inc., a Delaware corporation (“COMPANY”), and Clayton Haynes, an individual (“EXECUTIVE”).

WITNESSETH:

WHEREAS, COMPANY and EXECUTIVE deem it to be in their respective best interests to enter into an agreement providing for COMPANY’s employment of EXECUTIVE pursuant to the terms herein stated.

NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, it is hereby agreed as follows:

1.         Term. COMPANY hereby employs, and EXECUTIVE hereby accepts employment with COMPANY for a period of three (3) years beginning on the date hereof ("Term"). Unless COMPANY or EXECUTIVE provides written notice that this Agreement shall be allowed to expire, and the employment relationship thereby terminated at least thirty (30) days prior to the expiration of the Term or any Renewal Term (as defined herein), this Agreement shall continue in effect for an additional term of one (1) year ("Renewal Term").

2.         Duties of EXECUTIVE. EXECUTIVE’s position with COMPANY shall be Chief Financial Officer and Secretary. EXECUTIVE shall report to Matt Edelman, Chairman, President and Chief Executive Officer and shall do and perform all services, acts, or things reasonably necessary or advisable to accomplish the objectives of the President and Chief Executive Officer, as well as the board of directors.

3.         Devotion of Time to Company's Business. EXECUTIVE shall be a full-time EXECUTIVE of COMPANY and shall devote such substantial and sufficient amounts of his productive time, ability, and attention to the business of COMPANY during the Term of this Agreement as may be reasonable and necessary to accomplish the objectives and complete the tasks assigned to EXECUTIVE. EXECUTIVE may devote reasonable time to activities other than those required under this Agreement, including activities involving professional, charitable, community, educational, religious and similar types of organizations, speaking engagements, membership on the boards of directors of other organizations and similar types of activities to the extent that such activities do not inhibit or prohibit the performance of services under this Agreement.

4.         Uniqueness of Services. EXECUTIVE hereby acknowledges that the services to be performed by him under the terms of this Agreement are of a special and unique value. Accordingly, the obligations of EXECUTIVE under this Agreement are non-assignable.

5.         Compensation of EXECUTIVE.

a.         Base Annual Salary. Subject to other specific provisions in this Agreement, as compensation for services hereunder, EXECUTIVE shall receive a Base Annual Salary of $340,000 payable in accordance with the Company's ordinary payroll practices, commencing on the January 1 through January 15, 2026 payroll period. On each anniversary date hereof, EXECUTIVE's Base Annual Salary will be adjusted for an annual cost of living salary increase. and will be reviewed in detail for a further increase at the sole discretion of the COMPANY’S board of directors (“Board”) following the approval of the COMPANY’s compensation committee.

b.         Annual Executive Compensation. EXECUTIVE shall participate in the COMPANY’s annual executive compensation plan during the Term as determined by the COMPANY’s compensation committee and ratified by the COMPANY’s Board on an annual basis and delineated in a financial performance matrix.

c.         Restricted Stock Units; Vesting Conditions. In conjunction with serving in the capacity set forth in Section 2 hereof, EXECUTIVE has been issued: (i) a restricted stock unit grant consisting of 887,500 shares of common stock (“RSU Grant No. 1”); (ii) a restricted stock unit performance grant consisting of 88,000 shares of common stock (“RSU Performance Grant No. 1”); and (iii) a restricted stock unit performance grant consisting of 149,333 shares of common stock (“RSU Performance Grant No. 2”). The vesting conditions of the foregoing restricted stock unit grants are as follows:

i.    RSU Grant No. 1 will (a) vest in one-eighth (1/8th) increments, on a quarterly basis in arrears, with the initial vesting to occur on March 18, 2026 and concluding on December 18, 2027, (b) cease vesting immediately upon termination for cause (expressly limited to fraud, misappropriation/embezzlement of monies, felony conviction or no contest felony plea) and EXECUTIVE will be required to convey to SLE (either from shares of common stock held by EXECUTIVE or via purchase in the open market) all vested restricted stock units as of the termination date less restricted stock units sold to cover taxes, (c) upon resignation for any reason, all restricted stock units shall vest on a pro rata basis through the effective date of resignation, with all vested restricted stock units to be retained by EXECUTIVE, and (d) vest one hundred percent (100.0%) upon termination without cause;

ii.    RSU Performance Grant No. 1 will (a) only commence vesting if the COMPANY’s common stock closes at $3.00 or more for twenty (20) consecutive trading days, and then as follows: (i) vest in one-eighth (1/8th) increments, on a quarterly basis in arrears; (ii) upon termination without cause, all unvested restricted stock units shall immediately vest; and (iii) upon resignation for any reason, restricted stock units shall vest on a pro rata basis through the effective date of resignation, with all vested restricted stock units to be retained by EXECUTIVE; and (b) upon termination for cause prior to completion of vesting, EXECUTIVE will be required to convey to SLE (either from shares of common stock held by EXECUTIVE or via purchase in the open market) all vested restricted stock units as of the termination date less restricted stock units sold to cover taxes; and

iii.    RSU Performance Grant No. 2 will (a) only commence vesting if the COMPANY’s common stock closes at $5.00 or more for twenty (20) consecutive trading days, and then as follows: (i) vest in one-eighth (1/8th) increments, on a quarterly basis in arrears; (ii) upon termination without cause, all unvested restricted stock units shall immediately vest; and (iii) upon resignation for any reason, restricted stock units shall vest on a pro rata basis through the effective date of resignation, with all vested restricted stock units to be retained by EXECUTIVE; and (b) upon termination for cause prior to completion of vesting, EXECUTIVE will be required to convey to SLE (either from shares of common stock held by EXECUTIVE or via purchase in the open market) all vested restricted stock units as of the termination date less restricted stock units sold to cover taxes.

d.         Health Insurance. EXECUTIVE and his dependents shall be entitled to participate in the health insurance plan offered to COMPANY employees.

e.         401(k). EXECUTIVE will be permitted to participate in the Company’s 401(k) Plan.

f.         Business Expenses. COMPANY will reimburse EXECUTIVE for all reasonable business expenses directly incurred in performing EXECUTIVE's duties and promoting the business of COMPANY.

g.         Auto-Acceleration. All of EXECUTIVE’s options, restricted stock units and performance stock units shall include auto acceleration of outstanding vesting conditions upon a change of control. Specifically, the auto-acceleration of all vesting conditions shall be deemed effective immediately prior to any change of control transaction, which shall include any merger transaction which results in a change in the voting control of the COMPANY, or a sale of all or substantially all of the assets of the COMPANY.

6.         Termination of Employment.

a.         In the event COMPANY should terminate this Agreement other than for just "Cause" as defined in Section 6(b) below ("Termination without Cause") or EXECUTIVE terminates this Agreement for “Good Reason” as defined in Section 6(e), EXECUTIVE shall be entitled to twelve (12) months of severance pay, with payment thereof requiring the execution of a mutual release agreement including traditional terms and payable in twelve (12) equal monthly increments from the date of termination. In addition, COBRA health insurance coverage shall be paid by the COMPANY during the twelve (12) month severance period. For the avoidance of doubt, willfully choosing not to work will not trigger severance.

b.         COMPANY shall have the right to terminate EXECUTIVE's employment at any time for “Cause” by giving EXECUTIVE written notice of the effective date of termination (“Termination with Cause”). For the purposes of this Agreement, "Cause" shall mean:

i.         Fraud, misappropriation, embezzlement or any other action of material misconduct against COMPANY or any of its affiliates or subsidiaries.

ii.        Substantial failure to render services in accordance with the provisions of this Agreement, provided that:

(a)         a written demand for performance has been delivered to EXECUTIVE at least ten (10) days prior to termination identifying the manner in which COMPANY believes that EXECUTIVE has failed to perform; and

(b)         EXECUTIVE has thereafter failed to remedy such failure to perform;

iii.       Material violation of any law, rule or regulation of any governmental or regulatory body material to the business of COMPANY;

iv.        Conviction or a guilty plea or nolo contendere plea to a felony;

v.         Repeated and persistent failure to abide by the policies established by COMPANY after written warning from COMPANY;

vi.        Any acts of violence or threats of violence made by EXECUTIVE against COMPANY or anyone associated with COMPANY's business;

vii.        The solicitation or acceptance of payment or gratuity from any existing or potential customer or supplier of COMPANY without the prior written consent of COMPANY's Board of Director’s; and/or

viii.       Drug dependency or habitual insobriety.

c.         In the event of Termination with Cause, EXECUTIVE shall be paid EXECUTIVE's salary through the effective date of termination on the date of termination. After the effective date of Termination with Cause, EXECUTIVE shall not be entitled to accrue or vest in any further salary, severance pay, stock options, restricted stock units, performance stock units, benefits, fringe benefits or entitlements; provided that EXECUTIVE shall retain the right to exercise any stock options which are vested as of the effective date of termination for a period of ninety (90) days.

d.         This Agreement shall terminate automatically in the event that: (i) EXECUTIVE fails or is unable to perform EXECUTIVE 's duties due to injury, illness or other incapacity for ninety (90) days in any twelve (12) month period (except that EXECUTIVE may be entitled to disability payments pursuant to COMPANY's disability plan, if any); or (ii) Death of EXECUTIVE.

e.         EXECUTIVE shall have the right, upon at least fifteen (15) calendar days prior written notice, to terminate this Agreement for any of the following reasons, each of which shall constitute “Good Reason”: (i) a material, negative change in EXECUTIVE’s duties, title, authority, or responsibilities taken as a whole; or (ii) COMPANY’s material, uncured breach of this Agreement. Notwithstanding the foregoing, “Good Reason” shall not exist unless: (x) EXECUTIVE provides COMPANY with specific written notice of the existence of the condition giving rise to Good Reason within thirty (30) days after initial occurrence; (y) COMPANY fails to remedy such condition within fifteen (15) calendar days after COMPANY’s receipt of such written notice; or (z) EXECUTIVE terminates his employment within fifteen (15) days after the cure period has lapsed.

7.         280G Gross-Up. (a) In the event it is determined that any payment or distribution by the COMPANY or other amount with respect to the COMPANY to or for the benefit of EXECUTIVE, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement (including the accelerated vesting of equity awards held by EXECUTIVE) or otherwise (the “Total Payments”), is (or will be) subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any interest or penalties are (or will be) incurred by EXECUTIVE with respect to the excise tax imposed by Section 4999 of the Code with respect to the COMPANY (the excise tax, together with any interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), EXECUTIVE will be entitled to receive an additional cash payment (a “Gross-Up Payment” from the COMPANY in an amount equal to the sum of the Excise Tax.

8.         Covenant of Confidentiality. All documents, records, files, manuals, forms, materials, supplies, computer programs, trade secrets and other information which comes into EXECUTIVE's possession from time to time during EXECUTIVE's employment by COMPANY and/or any of COMPANY's subsidiaries or affiliates, shall be deemed to be confidential and proprietary to COMPANY and shall remain the sole and exclusive property of COMPANY. EXECUTIVE acknowledges that all such confidential and proprietary information is confidential and proprietary and not readily available to COMPANY's business competitors. On the effective date of the termination of the employment relationship or at such other date as specified by COMPANY, EXECUTIVE agrees that he will return to COMPANY all such confidential and proprietary items (including, but not limited to, Company marketing material, business cards, keys, etc.) in his control or possession, and all copies thereof, and that he will not remove any such items from the offices of COMPANY.

9.         Covenant of Non-Disclosure. Without the prior written approval of COMPANY, EXECUTIVE shall keep confidential and not disclose or otherwise make use of any of the confidential or proprietary information or trade secrets referred to in Section 8 nor reveal the same to any third party whomsoever, except as required by law.

10.         Covenant of Non-Solicitation. During the Term of this Agreement and for a period of two (2) years following the effective date of termination, EXECUTIVE, either on EXECUTIVE's own account or for any person, firm, Company or other entity, shall not solicit, interfere with or induce, or attempt to induce, any EXECUTIVE of COMPANY, or any of its subsidiaries or affiliates to leave their employment or to breach their employment agreement, if any, with COMPANY.

11.         Covenant of Cooperation. EXECUTIVE agrees to cooperate with COMPANY in any litigation or administrative proceedings involving any matters with which EXECUTIVE was involved during his employment by COMPANY. COMPANY shall reimburse EXECUTIVE for reasonable expenses incurred in providing such assistance.

12.         Covenant Against Competition.

a.         Scope and Term. During the Term of this Agreement and for an additional period ending one (1) year after the effective date of termination or expiration of this Agreement, whichever occurs first, EXECUTIVE shall not directly or indirectly engage in or become a partner, officer, principal, EXECUTIVE, consultant, investor, creditor or stockholder of any business, proprietorship, association, firm, corporation or any other business entity which is engaged or proposes to engage or hereafter engages in any business which competes with the business of COMPANY and/or any of COMPANY's subsidiaries or affiliates in any geographic area in which COMPANY conducts business at the time of the termination or expiration of the employment relationship.

13.         Rights to Inventions.

a.         Inventions Defined. "Inventions" means discoveries, concepts, and ideas, whether patentable or not, relating to any present or contemplated activity of COMPANY, including without limitation devices, processes, methods, formulae, techniques, and any improvements to the foregoing.

b.         Application. This Section 13 shall apply to all Inventions made or conceived by EXECUTIVE, whether or not during the hours of his employment or with the use of COMPANY facilities, materials, or personnel, either solely or jointly with others, during the Term of his employment by COMPANY and for a period of one (1) year after any termination of such employment. This Section 13 does not apply to any invention disclosed in writing to COMPANY by EXECUTIVE prior to the execution of this Agreement.

c.         Assignment. EXECUTIVE hereby assigns and agrees to assign to COMPANY all of his rights to Inventions and to all proprietary rights therein, based thereon or related thereto, including without limitation applications for United States and foreign letters patent and resulting letters patent.

d.         Reports. EXECUTIVE shall inform COMPANY promptly and fully of each Invention by a written report, setting forth in detail the structures, procedures, and methodology employed, and the results achieved ("Notice of Invention"). A report shall also be submitted by EXECUTIVE upon completion of any study or research project undertaken on COMPANY's behalf, whether or not in EXECUTIVE's opinion a given study or project has resulted in an Invention.

e.         Patents. At COMPANY's request and expense, EXECUTIVE shall execute such documents and provide such assistance as may be deemed necessary by COMPANY to apply for, defend or enforce any United States and foreign letters patent based on or related to such Inventions.

14.         Remedies. Notwithstanding any other provision in this Agreement to the contrary, EXECUTIVE acknowledges and agrees that if EXECUTIVE commits a material breach of the Covenant of Confidentiality (Section 8), Covenant of Non-Disclosure (Section 9), Covenant of Non-Solicitation (Section 10), Covenant of Cooperation (Section 11), Covenant Against Competition (Section 12), or Rights to Inventions (Section 13), COMPANY shall have the right to have the obligations of EXECUTIVE specifically enforced by any court having jurisdiction on the grounds that any such breach will cause irreparable injury to COMPANY and money damages will not provide an adequate remedy. Such equitable remedies shall be in addition to any other remedies at law or equity, all of which remedies shall be cumulative and not exclusive. EXECUTIVE further acknowledges and agrees that the obligations contained in Sections 7 through 13, of this Agreement are fair, do not unreasonably restrict EXECUTIVE's future employment and business opportunities, and are commensurate with the compensation arrangements set out in this Agreement.

15.         Survivability. Sections 7 through 14, of this Agreement shall survive termination of the employment relationship and this Agreement.

16.         General Provisions.

a.         Arbitration. Any controversy involving the construction, application, enforceability or breach of any of the terms, provisions, or conditions of this Agreement, including without limitation, claims for breach of contract, violation of public policy, breach of implied covenant, intentional infliction of emotional distress or any other alleged claims which are not settled by mutual agreement of the parties, shall be submitted to final and binding arbitration in accordance with the rules of the American Arbitration Association in Los Angeles County, California. The cost of arbitration shall be borne by the losing party. In consideration of each party's agreement to submit to arbitration any and all disputes that arise under this Agreement, each party agrees that the arbitration provisions of this Agreement shall constitute his/its exclusive remedy and each party expressly waives the right to pursue redress of any kind in any other forum. The parties further agree that the arbitrator acting hereunder shall not be empowered to add to, subtract from, delete or in any other way modify the terms of this Agreement. Notwithstanding the foregoing, any party shall have the limited right to seek equitable relief in the form of a temporary restraining order or preliminary injunction in a court of competent jurisdiction to protect itself from actual or threatened irreparable injury resulting from an alleged breach of this Agreement pending a final decision in arbitration.

b.         Authorization. COMPANY and EXECUTIVE each represent and warrant to the other that he/it has the authority, power and right to deliver, execute and fully perform the terms of this Agreement.

c.         Entire Agreement. EXECUTIVE understands and acknowledges that this document constitutes the entire agreement between EXECUTIVE and COMPANY with regard to EXECUTIVE's employment by COMPANY and EXECUTIVE's post-employment activities concerning COMPANY. This Agreement supersedes any and all other written and oral agreements between the parties with respect to the subject matter hereof. Any and all prior agreements, promises, negotiations, or representations, either written or oral, relating to the subject matter of this Agreement not expressly set forth in this Agreement are of no force and effect. This Agreement may be altered, amended, or modified only in writing signed by all of the parties hereto. Any oral representations or modifications concerning this instrument shall be of no force and effect.

d.         Severability. If any term, provision, covenant, or condition of this Agreement is held by a court or other tribunal of competent jurisdiction to be invalid, void, or unenforceable, the remainder of such provisions and all of the remaining provisions hereof shall remain in full force and effect to the fullest extent permitted by law and shall in no way be affected, impaired, or invalidated as a result of such decision.

e.         Governing Law. Except to the extent that federal law may preempt California law, this Agreement and the rights and obligations hereunder shall be governed, construed and enforced in accordance with the laws of the State of California.

f.         Taxes. All compensation payable hereunder is gross and shall be subject to such withholding taxes and other taxes as may be provided by law. EXECUTIVE shall be responsible for the payment of all taxes attributable to the compensation provided by this Agreement except for those taxes required by law to be paid or withheld by COMPANY.

g.         Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of COMPANY. EXECUTIVE may not sell, transfer, assign, or pledge any of his rights or interests pursuant to this Agreement.

h.         Waiver. Either party's failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions or prevent that party thereafter from enforcing such provision or provisions and each and every other provision of this Agreement.

i.         Captions. Titles and headings to sections in this Agreement are for the purpose of reference only and shall in no way limit, define, or otherwise affect any provisions contained therein.

j.         Breach - Right to Cure. A party shall be deemed in breach of this Agreement only upon the failure to perform any obligation under this Agreement after receipt of written notice of breach and failure to cure such breach within ten (10) days thereafter; provided, however, such notice shall not be required where a breach or threatened breach would cause irreparable harm to the other party and such other party may immediately seek equitable relief in a court of competent jurisdiction to enjoin such breach.

17.         Acknowledgement. EXECUTIVE acknowledges that he has been given a reasonable period of time to study this Agreement before signing it. EXECUTIVE certifies that he has fully read, has received an explanation of, and completely understands the terms, nature, and effect of this Agreement. EXECUTIVE further acknowledges that he is executing this Agreement freely, knowingly, and voluntarily and that EXECUTIVE's execution of this Agreement is not the result of any fraud, duress, mistake, or undue influence whatsoever. In executing this Agreement, EXECUTIVE does not rely on any inducements, promises, or representations by COMPANY other than the terms and conditions of this Agreement.

18.         Effective Only Upon Execution by Authorized Officer of COMPANY. This Agreement shall have no force or effect and shall be unenforceable in its entirety until it is executed by a duly authorized officer of COMPANY and such executed Agreement is delivered to EXECUTIVE.

IN WITNESS WHEREOF, the parties hereto have read, understood, and voluntarily executed this Agreement as of the day and year first above written.

EXECUTIVE	COMPANY

/s/ Clayton Haynes	By:	/s/ Matt Edelman
Clayton Haynes	Matt Edelman
CEO & President